Exhibit 99.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

REILLY INDUSTRIES, INC.,

SELLER

AND

KOPPERS INC.,

BUYER

APRIL 28, 2006

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		1
1.1	Purchase and Sale of Assets	1
1.2	Purchased Assets	1
1.3	Excluded Assets	2
1.4	Transfers of Contracts Requiring Consent	3
1.5	Carbon Products Business – Defined	3
1.6	Longview Assets	3
ARTICLE II ASSUMPTION OF LIABILITIES		4
2.1	Assumption of Assumed Liabilities	4
2.2	Assumed Liabilities	4
2.3	No Other Liabilities Assumed	4
ARTICLE III CLOSING		5
3.1	Closing Date	5
3.2	Deliveries at the Closing.	6
3.3	Further Assurances	7
ARTICLE IV PURCHASE PRICE AND PAYMENT		8
4.1	Purchase Price	8
4.2	Allocation of Purchase Price	8
4.3	Adjustment of Purchase Price for Inventory	8
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		9
5.1	Corporate Organization	9
5.2	Authorization	9
5.3	No Violation	10
5.4	Books and Records	10
5.5	[RESERVED]	10
5.6	Inventory	10
5.7	Absence of Certain Changes	11
5.8	Title to Properties; Encumbrances	11
5.9	Tank Cars and Hoppers	11
5.10	Intellectual Property	12
5.11	Leases	12
5.12	[RESERVED]	12
5.13	Contracts and Commitments	13
5.14	Litigation	13
5.15	Consents and Approvals of Governmental Authorities	13
5.16	Consents	13
5.17	Compliance with Law	13
5.18	Good Title Conveyed	14
5.19	Brokers and Finders	14
5.20	Products Liability	14
5.21	Certain Business Matters	14
5.22	Tar	14
5.23	[RESERVED]	14
5.24	Disclosure	14
5.25	Exclusivity	15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		15
6.1	Corporate Organization	15
6.2	Authorization	15
6.3	No Violation	15
6.4	Brokers and Finders	16
6.5	Litigation	16
6.6	Consents and Approvals of Governmental Authorities	16
6.7	Consents	16
6.8	Disclosure	16
ARTICLE VII COVENANTS OF THE PARTIES		17
7.1	Labor Contracts	17
7.2	Cooperation; Books and Records; Furnishing Information.	17
7.3	Taxes	17
7.4	Employee Matters.	18
7.5	Covenant Not to Compete.	18
7.6	Warranty	19
7.7	Assumed Liabilities	19
7.8	Accounts Receivable	19
7.9	Railcar Leases	19
ARTICLE VIII ADDITIONAL AGREEMENTS		20
ARTICLE IX SURVIVAL; INDEMNIFICATION		20
9.1	Survival of Representations and Warranties	20
9.2	Indemnification.	20
9.3	Limitation on Buyer’s Rights to Indemnification.	22
9.4	Limitation on Seller’s Rights to Indemnification.	23
9.5	Other Limitations on Indemnification.	23
9.6	Exclusive Remedy	24
ARTICLE X MISCELLANEOUS PROVISIONS		24
10.1	Expenses	24
10.2	Payment of Taxes Upon Transfer of Purchased Assets	24
10.3	Execution in Counterparts	24
10.4	Notices	24
10.5	Amendment	25
10.6	Entire Agreement	25
10.7	Applicable Law	25
10.8	Headings	25
10.9	Assignments	25
10.10	Binding Effect; Benefits	25
10.11	Exhibits and Other Agreements	26
10.12	Consent to Jurisdiction	26
10.13	Matters of Construction	26
10.14	Severability	26
ARTICLE XI DEFINITIONS		27
11.1	Defined Terms	27

2

Exhibit 3.2(a)(i): Bill of Sale, 6
Exhibit 3.2(i)(ii): Assignment and Assumption Agreement, 6
Schedule 1.2(b): Contracts, 1
Schedule 1.2(c): Tank Cars and Hopper Cars, 1
Schedule 1.2(f): Intellectual Property, 2
Schedule 1.2(g): Pitch Melting Assets, 2
Schedule 1.3(h): Other Assets Seller is Retaining, 2
Schedule 1.4: Consents, 3
Schedule 4.3: Valuation of Usable Inventories, 8
Schedule 5.10: Infringement, Misappropriateness or Misuse of Intellectual Property, 12
Schedule 5.11: Railcar Leases, 12
Schedule 5.14: Litigation, 13
Schedule 5.16: Other Consents or Waivers, 13
Schedule 5.20: Products Liability, 14
Schedule 5.21: Certain Business Matters, 14
Schedule 5.6: Accounting Methodology, 10
Schedule 5.9: Violations relating to Tank Cars, 11
Schedule 6.7: Buyer Consents, 16

3

Execution Copy

ASSET PURCHASE AGREEMENT

This AGREEMENT dated this 28th day of April, 2006 between Reilly Industries, Inc., an Indiana corporation (“Seller”), and Koppers Inc., a Pennsylvania corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver certain assets to Buyer; and

WHEREAS, Buyer desires to purchase, acquire and accept certain assets from Seller;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration described herein and intending to be legally bound, Seller and Buyer agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver (or will cause to be sold, transferred, conveyed, assigned and delivered) to Buyer, and Buyer shall purchase, acquire and accept (or cause to be purchased, acquired and accepted) from Seller, the Purchased Assets (as defined in Section 1.2).

1.2 Purchased Assets. The “Purchased Assets” shall mean all of the following that do not constitute Excluded Assets:

(a) all inventories, including raw materials, work in process, finished goods, goods-in-transit from suppliers or manufacturers to Seller and raw material held pursuant to swap arrangements, paid for or payable by Seller, which are saleable, processable, or recyclable (recyclability with respect to drummed inventory to be determined by Buyer in Buyer’s reasonable opinion) in the ordinary course of business and which are used or intended for use, or held for sale, in connection with the Carbon Products Business (as defined in Section 1.5) (collectively, the “Inventory”);

(b) all of Seller’s rights in and under the contracts, purchase orders, quotations and other agreements described on Schedule 1.2(b);

(c) all of Seller’s right, title and interest in the owned hopper cars and tank cars listed on Schedule 1.2(c) and all of Seller’s rights in and to the leased hopper cars and tank cars listed on Schedule 1.2(c);

(d) [RESERVED]

(e) all records which are used by Seller and its agents in the Carbon Products Business, including customer lists, books, records, sales and sales promotional data, advertising materials, supplier call reports, customer call reports, credit information (to the extent not prohibited by Law), cost and pricing information, supplier lists, technical information, reference catalogs and other similar records and documents which are used in the Carbon Products Business;

(f) all patents, trademarks and intellectual property licenses listed on Schedule 1.2(f) (collectively, the “Intellectual Property”); and

(g) Seller’s pitch melting assets located at the Port of Longview that are listed on Schedule 1.2(g) (the “Longview Assets”), provided that transfer of title to such assets shall be delayed as set forth in Section 1.6.

1.3 Excluded Assets. The Purchased Assets shall not include any assets of Seller not described in Section 1.2 (the “Excluded Assets”), whether or not such assets are used in or related to the Carbon Products Business. The Excluded Assets shall include, but not be limited to, the following assets:

(a) all accounts receivable and other working capital assets other than Inventory;

(b) all of Seller’s bank accounts, checkbooks and canceled checks;

(c) Seller’s minute book, corporate seal and federal, state and local tax returns and accounting ledgers;

(d) all rights in and under the contract between Seller and Recochem, Inc.;

(e) all rights in and under any contracts, purchase orders, quotations and other agreements which are not described on Schedule 1.2(b);

(f) any rights to use the name “Reilly Industries, Inc.” or any derivative thereof;

(g) insurance policies, prepaid insurance premiums and related reserves;

(h) the assets described on Schedule 1.3(h), title to which is specifically retained by Seller;

(i) Seller’s manufacturing facilities including, but not limited to, Seller’s facilities located in Granite City, Illinois and Lone Star, Texas;

(j) Seller’s interest in the facilities located at the Michigan Marine Terminal;

(k) all of Seller’s pension assets related to Seller’s pension plans;

(l) all of Seller’s assets, properties and rights (not described in Section 1.2) the principal use of which is in businesses of Seller other than the Carbon Products Business;

(m) Seller’s right, title and interest in barges;

(n) Seller’s right, title and interest in hopper cars and tank cars not listed on Schedule 1.2(c);

(o) inventory which is not Usable Inventory; and

(p) Seller’s leasehold interest in real property leased from the Port of Longview.

1.4 Transfers of Contracts Requiring Consent. Following the Closing, Buyer and Seller shall cooperate to obtain any and all consents, waivers and approvals of third parties that may be required in Buyer’s opinion to permit the sale, transfer, assignment or conveyance from Seller to Buyer of the contracts, purchase orders, quotations, leases and other agreements set forth on Schedule 1.4 and the rights and interests to the leases set forth on Schedule 5.11 with respect to the railcars covered by the riders for the leased railcars described in Schedule 1.2(c). Seller and Buyer shall cooperate and shall use their commercially reasonable efforts to obtain such consents promptly after the Closing Date, and, until such consents are received (whether or not there is any prospect or possibility of such receipt), Seller and Buyer shall cooperate in any reasonable and lawful arrangement, which will not cause Seller to breach its existing contractual obligations, designed to (a) provide to Buyer all of the rights, benefits, liabilities and obligations associated with such contracts, as if the contracts had been assigned to Buyer at Closing and (b) cause Buyer to perform and be responsible for all liabilities and obligations associated with such contracts, as if the contracts had been assigned to Buyer at Closing so that Seller would not be in breach or violation of the terms of any agreement related to such contracts, including releasing Seller from the non-compete provisions of Section 7.5 to the extent necessary to allow Seller to meet the obligations of this Section 1.4, and bear all costs of Seller, other than Excluded Non-Consent Costs with respect to the contracts, provided however, that Buyer shall not be responsible for the performance of any obligations of Seller under such contracts that are able to be performed only by Seller. As used herein, the term “Excluded Non-Consent Costs” means costs which Buyer would not have incurred if consent had been obtained, but shall not include any payments made to obtain such consent.

1.5 Carbon Products Business – Defined. “Carbon Products Business” is hereby defined to mean Seller’s operations relating to the manufacture and sale of carbon compounds, including the purchase and distillation of coal tar into a variety of intermediate chemical products, including carbon binder pitch, creosote, refined tar products, roofing products and all other coal tar distillate products, but does not mean or include Seller’s operations relating to the manufacture, toll production and sale of pipeline coatings and related distillates.

1.6 Longview Assets. Notwithstanding anything contained herein to the contrary, Buyer shall not acquire title to and risk of loss for the Longview Assets on the Closing Date, nor shall Buyer assume any of the liabilities associated with the Longview Assets on the Closing

Date. Title to and risk of loss for the Longview Assets shall pass to Buyer and Buyer shall assume the liabilities related to the Longview Assets on the earlier of a date to be determined by Buyer, as set forth in a written notice from Buyer to Seller, or the one hundred and eightieth (180th) day after the Closing Date (the “Longview Transfer Date”). On the Longview Transfer Date, Seller shall deliver to Buyer a bill of sale, in a form substantially similar to the Bill of Sale, transferring title to the Longview Assets without the need for any further consideration.

ARTICLE II

ASSUMPTION OF LIABILITIES

2.1 Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer will assume the liabilities described in Section 2.2.

2.2 Assumed Liabilities. The liabilities of Seller to be transferred to and assumed by Buyer (the “Assumed Liabilities”) shall be the obligations of Seller arising or pertaining to the period after the Closing Date under (a) the contracts, purchase orders, quotations and other agreements described in Schedule 1.2(b) (other than payment obligations for Inventory included in the Purchased Assets which had not been paid by Seller prior to the Closing Date); (b) the leases described in Schedule 1.2(c), with respect to the rail cars described on such Schedule; (c) the intellectual property licenses, if any, described on Schedule 1.2(f); and (d) any liability or obligation for the removal and/or disposal of sludges or other residues in any tanks (including melters) included in the Longview Assets, if the sludge or other residues actually removed from such tanks is not greater than ten percent (10%) of the total volume of such tanks, but only if Buyer does not relocate the Longview Assets from their current location at the Port of Longview, Washington prior to the one hundred and eightieth (180th) day after the Closing Date. Notwithstanding the foregoing, Seller agrees to remove and dispose of residues in excess of an average of 16,000 pounds per tank car for the tank cars described on Schedule 1.2(c) at no cost to Buyer at Seller’s Granite City, Illinois facility, or at Seller’s option, to reimburse Buyer for its out of pocket costs for such removal and disposal. Buyer shall also perform and be responsible for the obligations and costs of Seller for the contracts set forth on Schedule 1.4 to the extent described in Section 1.4.

2.3 No Other Liabilities Assumed. Except as and to the extent otherwise expressly provided in this Agreement, Buyer has not agreed to pay, shall not be required to assume and shall not have any liability for any liability or obligation, direct or indirect, absolute or contingent, of Seller or any other person, without regard to whether any such liability or obligation is listed on the Exhibits attached hereto (other than Schedules 1.2(b), 1.2(c)), and 1.2(f)) including any of the following liabilities existing on or prior to the Closing Date:

(a) any litigation pending against Seller, its agents or any of Seller’s subsidiaries, including litigation in connection with the Carbon Products Business or the Purchased Assets;

(b) any of Seller’s or Seller’s subsidiaries’ obligations or any other obligations under any multi-employer or other employee benefit plan;

(c) any labor agreements to which Seller or any of Seller’s subsidiaries is a party;

(d) any liability or obligation as guarantor, surety, co-signer, endorser, co-maker or indemnitor;

(e) any product liability claims relating to services provided or products manufactured, sold or shipped by Seller or any of Seller’s subsidiaries;

(f) any product warranty claims relating to services provided or products manufactured, sold or shipped by Seller or Seller’s subsidiaries;

(g) any environmental claims arising from actions taken by Seller or any of Seller’s subsidiaries (or from the failure to take action by Seller or Seller’s subsidiaries, if the context so requires);

(h) any claims relating to health insurance, workers’ compensation, pension, severance or other employee benefits arising from, or in connection with, the employment of persons by Seller;

(i) all debts, liabilities, obligations and commitments of Seller and its subsidiaries for all taxes;

(j) any accounts payable of Seller;

(k) any liability or obligation for the removal and/or disposal of sludges or other residues in any tanks (including melters) at Granite City, Illinois; and Lone Star, Texas (other than the tank cars to the extent described in Section 1.2(c)) owned, leased or operated by Seller in the Carbon Products Business;

(l) any liability or obligation for the removal and/or disposal of sludges or other residues in any tanks (including melters) included in the Longview Assets, but only if Buyer relocates the Longview Assets from their current location at the Port of Longview, Washington prior to the one hundred and eightieth (180th) day after the Closing Date.

(m) any obligation or liability under or with respect to the Seller’s contract with Recochem, Inc.; and

(n) any obligation or liability under Seller’s lease with the Port of Longview.

ARTICLE III

CLOSING

3.1 Closing Date. Except as otherwise provided herein and subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall occur upon signing of this

Agreement on the date of this Agreement at the offices of Ice Miller LLP, One American Square, Indianapolis, Indiana 46282 or such other place as may be agreed upon by the parties (the “Closing Date”). Except as set forth in Section 1.6, all of the events to occur at the Closing under this Agreement shall be deemed to have occurred simultaneously, as of 12:01 a.m. on the Closing Date.

3.2 Deliveries at the Closing.

(a) At the Closing, Seller will deliver or cause to be delivered to Buyer:

(i) a duly executed bill of sale (the “Bill of Sale”) in the form attached as Exhibit 3.2(a)(i);

(ii) a duly executed assignment and assumption agreement in the form attached hereto as Exhibit 3.2(a)(ii) assigning to Buyer all of Seller’s interest in and to all leases, contracts, purchase orders, quotations and other agreements included in the Purchased Assets, and providing that any purported sale, transfer, assignment or conveyance to Buyer by Seller of any property or property rights or any agreement which shall require the consent or approval of any third party which has not been obtained as of the Closing Date shall not be deemed to have occurred unless and until such consent or approval has been obtained, at which time such sale, transfer, assignment or conveyance shall occur without any further action on the part of Buyer or Seller (the “Assignment and Assumption Agreement”);

(iii) all documents containing or relating to licensed “know how” included in the Purchased Assets;

(iv) assignments in recordable form of all patents and trademarks and all applications therefor which are included in the Purchased Assets;

(v) an opinion from Ice Miller LLP, special counsel to Seller, dated as of the Closing Date in form and substance reasonably satisfactory to Buyer, addressed to Buyer and to PNC Bank, as agent for the lenders under the credit agreement to which Buyer is a party;

(vi) such documents as are necessary to evidence the release of any liens on the Purchased Assets;

(vii) all such other deeds, endorsements, assignments, consents and other instruments as are necessary to transfer to Buyer, subject to the terms and conditions hereof, good and marketable title to the Purchased Assets at the Closing;

(viii) a certificate in form and substance satisfactory to Buyer, dated the Closing Date and signed on behalf of Seller by the Secretary or an Assistant Secretary of Seller, certifying as to (a) true copies of the articles of incorporation and bylaws of Seller as in effect on such date, (b) true copies of all corporate action taken by Seller relative to this Agreement and any documents executed in connection herewith to which Seller is a party and (c) the names, true signatures and incumbency of the officer or officers of Seller authorized to execute and deliver this Agreement and the other documents executed in connection herewith to which Seller is a party; and

(ix) A duly executed counterpart of each of the Ancillary Agreements set forth in Article VIII.

(b) At the Closing, Buyer will deliver or cause to be delivered to Seller:

(i) a duly executed Assignment and Assumption Agreement;

(ii) the consideration referred to in Section 4.1;

(iii) all previously undelivered documents required hereby to be delivered by Buyer to Seller at or prior to the Closing;

(iv) an opinion from Steven R. Lacy, General Counsel of Buyer, dated as of the Closing Date in form and substance reasonably satisfactory to Seller; and

(v) a certificate in form and substance satisfactory to Seller, dated the Closing Date and signed on behalf of Buyer by the Secretary or an Assistant Secretary of Buyer, certifying as to (a) true copies of the articles of incorporation and bylaws of Buyer as in effect on such date, (b) true copies of all corporate action taken by Buyer relative to this Agreement and any documents executed in connection herewith to which Buyer is a party and (c) the names, true signatures and incumbency of the officer or officers of Buyer authorized to execute and deliver this Agreement and the other documents executed in connection herewith to which Buyer is a party.

(vi) A duly executed counterpart of each of the Ancillary Agreements set forth in Article VIII.

3.3 Further Assurances. After the Closing, Seller shall from time to time, at the request of Buyer and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other commercially reasonable actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby including the sale, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer good and marketable title to the Purchased Assets free and clear of all liens (including assistance in the collection or reduction to possession of any of the Purchased Assets).

ARTICLE IV

PURCHASE PRICE AND PAYMENT

4.1 Purchase Price. The purchase price to be paid by Buyer to Seller as consideration for the sale of all of the Purchased Assets shall be Forty Million Dollars ($40,000,000.00) payable at the Closing by wire transfer of same day funds to one or more accounts designated by Seller in writing (at least one of which shall be an account of the agent for certain of Seller’s lenders) (“Purchase Price”).

4.2 Allocation of Purchase Price. The parties agree to allocate the Purchase Price as adjusted pursuant to Section 4.3 among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be agreed upon by Buyer and Seller as soon as practicable following the Closing. Each of the parties agrees to report this transaction for all tax purposes in accordance with such allocation of the Purchase Price, including, without limitation, for all purposes on any federal or state income or franchise tax return filed by any party on or after the Closing Date, and shall not subsequently take any position inconsistent with such reporting position.

4.3 Adjustment of Purchase Price for Inventory. The purchase price set forth in Section 4.1 shall be adjusted as follows:

(a) Within forty-five (45) days after the Closing Date, Seller shall prepare or cause to be prepared as of the Closing Date a valuation of the inventory described in Section 1.2(a) (the “Valuation Report”) reflecting the value of the Usable Inventory determined in accordance with Schedule 4.3 hereto. The Valuation Report shall be certified by Seller’s Chief Financial Officer. The date on which Buyer shall be in receipt of the Valuation Report is referred to herein as the “Valuation Report Receipt Date.” From and after the Closing Date, (i) Seller shall cooperate with and permit Buyer to review all working papers and other appropriate information relating to the Valuation Report and (ii) Buyer shall grant Seller reasonable access to all facilities at which any portion of the inventory described in Section 1.2(a) shall be located. Buyer and Seller shall also jointly take a physical inventory of the Inventory as of the Closing Date.

(b) In the event that within thirty (30) days after the Valuation Report Receipt Date (the “Review Period”), Buyer notifies Seller in writing that it disagrees with the valuation set forth in the Valuation Report, it shall specify in such notice (i) the manner in which it considers the Valuation Report to be deficient, and (ii) its suggested adjustments to the Valuation Report. If Seller and Buyer shall fail to resolve such disagreement within ten (10) business days after the expiration of the Review Period, the parties shall retain Alpern Rosenthal, an independent appraisal firm (the “Appraisal Firm”) to resolve such disagreement and such resolution shall be binding upon Buyer and Seller. Such Appraisal Firm shall issue its final decision with respect to the Valuation Report within thirty (30) days after the expiration of the Review Period. The expense of the Appraisal Firm shall be divided equally between Buyer and Seller. The term “Final Statement” shall mean the following: (i) if the parties agree upon the Valuation Report or Buyer fails to notify Seller upon or prior to expiration of the Review Period that it disagrees with the determination of value set forth in the Valuation Report, it shall mean the Valuation Report; (ii) if the parties agree upon adjustments to the Valuation Report, it shall mean the Valuation Report as adjusted by the agreement of the parties; or (iii) if the parties fail to agree on adjustments to the Valuation Report, it shall mean the Valuation Report as adjusted by the Appraisal Firm.

(c) If the value of the Inventory as reflected in the Final Statement shall be less than Seven Million Dollars ($7,000,000.00), Seller shall pay to Buyer an amount equal to the difference. If the value of the Inventory as reflected in the Final Statement shall be greater than Seven Million Dollars ($7,000,000.00), but less than Seventeen Million Dollars ($17,000,000.00), Buyer shall pay to Seller an amount equal to the difference. If the value of the Inventory as reflected in the Final Statement shall be greater than Seventeen Million Dollars ($17,000,000.00), Seller shall only transfer to Buyer Inventory valued up to Seventeen Million Dollars ($17,000,000.00), such Inventory to be selected by Buyer. Any payment required pursuant to this Section 4.3(b) shall be made in immediately available funds to the account designated by Buyer or Seller, as the case may be, within five (5) business days after receipt of the Final Statement by Buyer and Seller; provided, however, that in the event such payment is not made within such five business-day period, the payor shall also be required to pay all costs and expenses, including reasonable attorneys’ fees, expended by payee to collect such payment and interest on such unpaid amount at a rate of ten percent (10%) per annum, which shall accrue from the expiration of such five business-day period until the date all accounts owed are paid in full.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller has full corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified does not have a material adverse effect on the business, operations or financial condition of the Carbon Products Business or the Purchased Assets.

5.2 Authorization. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Seller has taken all action required by Law, its articles of incorporation and bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No action on the part of the shareholders of Seller is required under the laws of the jurisdiction of incorporation of Seller in order for Seller to execute, deliver and perform its obligations under this Agreement. This Agreement is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by general principles of equity.

5.3 No Violation. Neither the execution and delivery by Seller of this Agreement or the other documents required in connection herewith to which Seller is a party, the compliance by Seller with the terms and conditions hereof and thereof, nor the consummation by Seller of the transactions contemplated hereby and thereby will:

(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of Seller;

(b) violate any provision of, or require consent, authorization or approval under, any Law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Seller which is reasonably likely to have a material adverse effect on the Purchased Assets;

(c) except as specifically set forth in an exhibit to this Agreement, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien, lease, agreement or instrument to which Seller is a party immediately prior to the Closing or by which it is bound or to which any property of Seller is subject immediately prior to the Closing which is reasonably likely to have a material adverse effect on the Purchased Assets;

(d) result in the creation of any lien upon any of the Purchased Assets; or

(e) except as specifically set forth in an exhibit to this Agreement, give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, lien, lease, agreement or instrument.

5.4 Books and Records. The books and records of Seller, insofar as they relate to the Purchased Assets, are in all material respects complete and correct and have been maintained in accordance with good business practices.

5.5 [RESERVED]

5.6 Inventory. All of the Inventory included in the Purchased Assets is Usable Inventory. Seller owns all of the Inventory free and clear of any lien or encumbrance other than liens for taxes and other governmental charges and assessments that are not yet due and payable. All of the Inventory included in the Purchased Assets is valued at an amount determined in accordance with Seller’s standard and delivered cost accounting methodology as set forth on Schedule 5.6 and in a manner consistent with the methodology to value inventory set forth on Schedule 4.3.

5.7 Absence of Certain Changes. Since December 31, 2005, Seller has not:

(a) Suffered any material adverse change with respect to the Purchased Assets;

(b) Sold, transferred or otherwise disposed of any of the Purchased Assets, except in the ordinary course of business and consistent with past practice;

(c) Disposed of or permitted to lapse any rights to the use of any material patent, trademark, trade name or copyright material included in the Purchased Assets or disposed of or disclosed to any person other than representatives of the Buyer or other potential purchasers of the Carbon Products Business who are subject to confidentiality and non-disclosure agreements, any material trade secret, formula, process or know-how in the Carbon Products Business not theretofore a matter of public knowledge;

(d) Had outstanding any single capital expenditure or commitment with respect to the items listed on Schedules 1.2(c) and 1.2(g) in excess of Twenty-five Thousand Dollars ($25,000.00) or made aggregate capital expenditures and commitments in excess of One Hundred Thousand Dollars ($100,000.00) with respect to the items listed on Schedules 1.2(c) and 1.2(g);

(e) Permitted or allowed any of the Purchased Assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind other than liens for taxes and other governmental charges and assessments that are not yet due and payable and other liens that shall be released at or prior to the Closing;

(f) Cancelled any debts or trade accounts receivable or intentionally waived any claims or rights of substantial value with respect to the Purchased Assets; or

(g) Agreed, whether in writing or otherwise, to take any action described in this Section 5.7.

5.8 Title to Properties. Seller has good, valid and marketable title to all the personal property and assets (tangible and intangible) included in the Purchased Assets.

5.9 Tank Cars and Hoppers. The tank cars and hopper cars included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, meet all current testing regulations (including HM 201 regulations) and are adequate for the uses to which they are being put by Seller. Except as set forth on Schedule 5.9 or on any other Schedules to this Agreement, Seller has not received written notification that it is in violation of, or has any liability under, any applicable laws, ordinances or regulations in respect of such tank cars and hopper cars. Except as set forth on Schedule 5.9 or on any other Schedules to this Agreement, no tank cars included in the Purchased Assets are older than forty (40) years as of December 31, 2005.

5.10 Intellectual Property. Schedule 1.2(f) contains a complete and correct list of:

(a) all enforceable patents held by Seller and reissues, divisions, continuations, continuations in part and extensions thereof and pending patent applications by Seller claiming inventions in the Carbon Products Business, including for each such patent, the serial or patent number, country, filing and expiration date and title; and

(b) all registered trademarks of Seller and pending registrations by Seller of trademarks for products included in the Carbon Products Business, including for each such trademark, the registration number, country, filing and expiration date, mark and class.

Seller has no registered trademarks or registered copyrights or applications for the registration of any trademarks or copyrights or common law copyrights or trademarks, which exist through usage, but are not registered, included in the Carbon Products Business. Seller has no Intellectual Property licenses or other contracts or commitments to which Seller is a party (either as licensor or licensee) or otherwise subject relating to the Carbon Products Business.

No claims have been asserted in writing by any person with respect to the Intellectual Property set forth in Schedule 1.2(f) or challenging or questioning the validity or effectiveness of any such Intellectual Property. Seller has not to Seller’s Knowledge, nor has it been alleged to have, infringed upon any patent, trademark, trade name or copyright or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection in connection with the Carbon Products Business or the Purchased Assets. Seller has not asserted any claim of infringement, misappropriation or misuse within the past three (3) years, except as set forth in Schedule 5.10, in connection with the Seller’s Carbon Products Business or the Purchased Assets.

Seller has good and valid title to, or otherwise possesses adequate and exclusive rights to use all Intellectual Property.

5.11 Leases. Schedule 5.11 contains an accurate and complete list of all master rail car leases used by Seller in the Carbon Products Business. All such leases are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by general principles of equity, and are in full force and effect; there are no existing defaults by Seller thereunder; and, to Seller’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Seller or the other party thereunder. To Seller’s Knowledge, all such leases are valid and binding obligations of the other party thereto, enforceable against such other party in accordance with their terms except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by general principles of equity.

5.12 [RESERVED]

5.13 Contracts and Commitments. Schedule 1.2(b) contains an accurate and complete list of all customer and supplier contracts (including binding purchase orders and quotations, which are not made or accepted pursuant to a listed contract) included in the Purchased Assets (other than the leases set forth in Schedule 5.11 and the contract between Seller and Recochem, Inc.), including identification of all written and oral modifications thereto. All such contracts are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by general principles of equity. To Seller’s Knowledge, all such contracts are valid and binding obligations of the other party to such contracts, enforceable against the other party in accordance with their terms except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by general principles of equity. Except as specifically identified on Schedule 1.2(b) or on any other Schedules to this Agreement, to Seller’s Knowledge there are no existing defaults under any such contracts by Seller or by the other party thereto.

5.14 Litigation. Except as set forth in Schedule 5.14, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Seller’s Knowledge, threatened against or involving or arising in connection with the Purchased Assets or the Carbon Products Business, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller or any of its subsidiaries pursuant to this Agreement or in connection with the transactions contemplated hereby. The Purchased Assets are not subject to any material judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on the Purchased Assets or on Seller’s ability to sell the Purchased Assets.

5.15 Consents and Approvals of Governmental Authorities. No consent, approval, certificate, license, permit, waiver, franchise or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (whether federal, state, local or foreign) is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby. Seller has disclosed to Buyer all governmental or regulatory authority consents, approvals, certificates, licenses, permits, waivers, franchises, declarations, filings or registrations necessary to Seller’s use and enjoyment of the Purchased Assets.

5.16 Consents. Except as set forth in Schedule 1.4, Schedule 5.16, or on any other Schedules to this Agreement, no material consent or waiver of any person or entity is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including consents or waivers from parties to loans, contracts, indentures, leases, licenses or other agreements (collectively, “Consents”). For purposes of this Agreement, the term “Consents” shall also include the consents required pursuant to Sections 5.10, 5.11, 5.13 and 5.15.

5.17 Compliance with Law. The use and enjoyment of the Purchased Assets has been in accordance with all applicable laws, regulations and other requirements of all governmental authorities, whether federal, state, or municipal and any other political subdivision or agency thereof, having jurisdiction over the Purchased Assets, except for matters that have not had a material adverse effect on the Purchased Assets. Since January 1, 2005, Seller has not received any notification of any asserted present or past failure by Seller to comply with such laws, rules or regulations, except for matters that have not had a material adverse effect on the Purchased Assets.

5.18 Good Title Conveyed. Seller has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire, good, valid and marketable title to, the Purchased Assets, free and clear of all liens. The Bill of Sale and the endorsements, assignments and other instruments to be executed and delivered to Buyer by Seller at the Closing are valid and binding obligations of Seller, enforceable in accordance with their terms, and effectively vest in Buyer good, valid and marketable title to the Purchased Assets as described herein.

5.19 Brokers and Finders. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

5.20 Products Liability. Except as specifically described on Schedule 5.20 or on any other Schedules to this Agreement, in connection with the Carbon Products Business and the Purchased Assets: (a) there is no claim, action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Seller’s Knowledge, threatened, against or involving Seller concerning any product or service relating to the Carbon Products Business alleged to have been manufactured, shipped or sold by Seller and alleged to have a defect in manufacture or design, including any failure to warn of the defect; (b) to Seller’s Knowledge, since April 1, 2001, there has not been any Occurrence; and (c) to Seller’s Knowledge, there are no design defects resulting in hazardous conditions, including any failure to warn of any design defects, which involve any product manufactured, shipped or sold in the Carbon Products Business.

5.21 Certain Business Matters. Except as listed in Schedule 5.21 or on any other Schedules to this Agreement: (a) Seller is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of the products and services of Seller’s Carbon Products Business or the Purchased Assets; (b) Seller does not have any sole-source supplier of significant goods and services to the Carbon Products Business with respect to which alternate sources are not available on comparable terms and conditions; and (c) neither Seller nor any of its subsidiaries is a party to any covenants not to compete with respect to the Carbon Products Business or the Purchased Assets.

5.22 Tar. The average blended price for the three (3) months ended March 31, 2006, for tar under all of Seller’s tar contracts included in the Purchased Assets (including the EES surcharge) was not greater than Fifty-eight Cents ($0.58) per gallon FOB supply point.

5.23 [RESERVED]

5.24 Disclosure. No representations or warranties by Seller in this Agreement and no statement contained in the Exhibits, certificates, or other documents furnished or to be furnished by Seller to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

5.25 EXCLUSIVITY. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE. SELLER HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to (a) any projections, estimates or budgets delivered or made available to Buyer or its representatives before or after the date of this Agreement, or (b) except as expressly covered by a representation and warranty contained in Article V, any other information or documents (financial or otherwise) made available to Buyer or its representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1 Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

6.2 Authorization. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by Law, its articles of incorporation and bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No action on the part of the shareholders of Buyer is required under the laws of the jurisdiction of incorporation of Buyer in order for Buyer to execute, deliver and perform its obligations under this Agreement. This Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by general principles of equity.

6.3 No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents required in connection herewith to which Buyer is a party, the compliance by Buyer with the terms and conditions hereof and thereof, nor the consummation by Buyer of the transactions contemplated hereby and thereby will:

(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer;

(b) violate any provision of, or require consent, authorization or approval under, any Law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Buyer;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien, lease, agreement or instrument to which Buyer is a party immediately prior to the Closing or by which it is bound or to which any property of Buyer is subject immediately prior to the Closing; or

(d) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, lien, lease, agreement or instrument.

6.4 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

6.5 Litigation. There are no actions or suits pending against Buyer which challenge the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, before or by any court or governmental or other regulatory or administrative agency or commission.

6.6 Consents and Approvals of Governmental Authorities. No consent, approval, certificate, license, permit, waiver, franchise or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (whether federal, state, local or foreign) is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

6.7 Consents. Except as set forth in Schedule 6.7, or on any other Schedules to this Agreement, no material consent or waiver of any person or entity is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including consents or waivers from parties to loans, contracts, indentures, leases, licenses or other agreements.

6.8 Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Exhibits, certificates, or other documents furnished or to be furnished by Buyer to Seller or any of its representatives pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was made, not misleading.

ARTICLE VII

COVENANTS OF THE PARTIES

Buyer and Seller hereby covenant and agree as follows:

7.1 Labor Contracts. Buyer shall not be required to assume and shall not have any liability or obligation, direct or indirect, absolute or contingent, of Seller or any other person under any labor contract or employee benefit plan or contract to which Seller is a party. Buyer and Seller understand and agree that Buyer shall not be considered a successor, transferee or assignee of Seller for purposes of any labor agreement or employee benefit plan or agreement.

7.2 Cooperation; Books and Records; Furnishing Information.

(a) Each party will cooperate fully with the other in preparing and filing all notices, applications, reports and other instruments and documents which are required by any statute, rule, regulation or order of any person or governmental authority in connection with the transactions contemplated by this Agreement.

(b) After the Closing Date, Seller agrees to make available to Buyer for inspection and copying at Buyer’s expense, at reasonable times after request therefor, any records and documents relating to the Purchased Assets retained by Seller which, at the time of said request, are in Seller’s possession or control. After the Closing Date, Seller shall not destroy or otherwise render unavailable any of the aforesaid records, documents, data and information, without first offering them to Buyer.

(c) Upon the request of Buyer, Seller agrees to make available, from time to time as reasonably required, employees, consultants, accountants and attorneys of Seller, (i) for the purposes of giving testimony or such other assistance as Buyer may reasonably need for the preparation and defense or prosecution of any judicial or administrative actions or proceedings regarding the Purchased Assets with respect to which Buyer is responsible hereunder, or (ii) for any other reasonable purpose, including general business consultation. Seller’s reasonable out-of-pocket expenses related to the foregoing shall be reimbursed by Buyer.

7.3 Taxes. All personal property taxes paid or incurred by Seller on or prior to the Closing Date in connection with the Purchased Assets or levied or assessed against Seller prior to the Closing Date in connection with the Purchased Assets for any period of time that includes a period of time after the Closing Date shall be prorated between Buyer and Seller as of the Closing Date based on a 365 day year and based on the principle that Seller shall be responsible for all such personal property taxes allocable to the periods prior to the Closing Date and Buyer shall be responsible for all personal property taxes allocable to periods on and after the Closing Date. Buyer shall pay when due all invoices, notices or statements for all personal property taxes prorated pursuant to this Section 7.3 that are required to be paid after the Closing Date and shall be reimbursed promptly by Seller for Seller’s prorate share of such taxes.

7.4 Employee Matters.

Buyer shall have no obligation or liability nor incur any cost or expense with respect to any claims, whether arising before or after Closing, by any employees or former employees of Seller arising by reason of the sale or purchase of the Purchased Assets pursuant to this Agreement or by reason of their employment, or the termination of their employment, by Seller on, prior to or after the Closing. Any severance obligations arising by reason of the sale of the Purchased Assets pursuant to this Agreement shall remain the sole liability of Seller.

7.5 Covenant Not to Compete.

(a) Seller agrees that for a period of three (3) years after the Closing Date, Seller and its subsidiaries, affiliates, successors and assigns will not, directly or indirectly, whether as a principal, partner or shareholder (other than as a holder of less than ten percent (10%) of any class of outstanding securities listed on any national securities exchange or actively traded in an over-the-counter market), consultant, agent, formal or informal advisor, or by or through the lending of any form of assistance, (i) own, lease, construct or operate a facility in the United States, Canada or any other country in which the Carbon Products Business has been conducted during the five (5) years immediately prior to the Closing Date (the “Geographic Territory”), which facility competes with Buyer in the Carbon Products Business, (ii) sell or toll produce any coal tar products in the Geographic Territory, (iii) otherwise interfere with the relationships between Buyer and its customers (including customers acquired as a result of the consummation of the transaction contemplated herein), or (iv) otherwise compete with Buyer in the Carbon Products Business in the Geographic Territory; provided, however, that nothing contained in this Section 7.5(a) or in this Agreement shall prohibit or restrict Seller from (i) owning and operating Seller’s operations relating to the manufacture, toll production and sale of pipeline coatings, to the extent of such manufacture and sale, (ii) Seller’s performance of any obligations remaining under Seller’s contract with Recochem, Inc. and (iii) performing Seller’s obligations pursuant to the agreements described in Article VIII.

(b) Subject to the next succeeding sentence of this Section 7.5(b), Section 7.5(a) shall not be deemed to preclude any of Seller’s affiliates (other than Seller’s Subsidiaries) from acquiring businesses that manufacture and sell products in the Carbon Products Business (“Carbon Products”) so long as revenues from Carbon Products did not account for more than 50% of the total revenues of the entity or entities or business so acquired in the fiscal year immediately preceding the proposed acquisition. If the entity or entities or business acquired in such acquisition (during the three (3) year period after the Closing Date) had revenues from Carbon Products in the fiscal year immediately preceding the acquisition that are greater than the lesser of (i) 10% of total revenues of such entity or entities or business or (ii) Twenty Million Dollars ($20,000,000.00), then such affiliate must divest itself of such acquired assets that are used in the Carbon Products Business (whether or not such assets are held in a subsidiary entity) within 12 months of the acquisition.

(c) If a court of competent jurisdiction finds that any party to this Agreement, or its respective subsidiaries, successors or assigns, has violated any of the restrictions set forth in this Section 7.5, then the period of all restrictions set forth in this Section 7.5 automatically shall be extended by the number of days that the court determines that a violation exists.

(d) Seller acknowledges, on behalf of itself and its subsidiaries, successors and assigns, that any violation of any provision of this Section 7.5 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of any violation of any provision of this Section 7.5, Seller, on behalf of itself and its subsidiaries, successors and assigns, agrees that in addition to Buyer’s other remedies, Buyer shall be entitled to injunctive relief including temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any violation of this Section 7.5.

(e) In addition to the other relief to which it shall be entitled, Buyer shall be entitled to recover the costs and reasonable attorneys’ fees incurred by it in seeking enforcement of this Section 7.5.

(f) Should any clause, portion or paragraph of this Section 7.5 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of Section 7.5. Should any particular covenant or restriction be held to be unreasonable or unenforceable for any reason, including the time period, geographical limitation, or scope of activity covered by such covenant, then such covenant or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.

7.6 Warranty. Buyer shall have no liability or obligation for any product warranty claims relating to products manufactured, sold or shipped by Seller on, prior to or after the Closing Date or for services provided by Seller on, prior to or after the Closing Date.

7.7 Assumed Liabilities. After the Closing Date, Buyer shall pay and perform the Assumed Liabilities in accordance with their terms.

7.8 Accounts Receivable. After the Closing Date, Buyer covenants and agrees to assist Seller with Seller’s collection of accounts receivable related to the Carbon Products Business outstanding as of the Closing Date by facilitating communication (in a manner which will not in Buyer’s reasonable judgment be adverse to the interest of Buyer) with customers and remitting to Seller any payments made to Buyer for Seller’s account.

7.9 Railcar Leases. Seller covenants and agrees to cooperate with Buyer to obtain the assignment from the Seller to the Buyer of all railcar leases or riders (as the case may be) covering the leased rail cars described on Schedule 1.2(c).

ARTICLE VIII

ADDITIONAL AGREEMENTS

As of the Closing, Buyer and Seller shall have entered into the agreements set forth below (collectively, the “Ancillary Agreements” and each individually an “Ancillary Agreement”):

(a)	Granite City Tolling Agreement;

(b)	Lone Star Tolling Agreement;

(c)	Naphthalene Oil Supply Agreement and Option;

(d)	Transition Services Agreement;

(e)	Buyer Supply Agreement;

(f)	Seller Supply Agreement;

(g)	Storage Services Agreement;

(h)	Granite City Facility Right of “Last Refusal” Agreement; and

(i)	Longview Pitch Distribution Center Services Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival of Representations and Warranties. As used in this Agreement, a “Claim” means a written notice asserting (x) a breach of a representation, warranty, covenant, agreement or obligation specified in this Agreement or (y) other rights to indemnification under Section 9.2 of this Agreement. Each Claim shall reasonably set forth, in light of the information then known to the party making such Claim, a description of and estimate (if then reasonable to make) of the amount of Damages (as defined below) arising from such Claim. All representations and warranties made by Seller or by Buyer in this Agreement shall survive the Closing Date and continue for a period of eighteen (18) months (the “Termination Date”). Any right of indemnification pursuant to this Article IX with respect to a claimed breach of a representation or warranty shall expire on the Termination Date, unless on or prior to the Termination Date a Claim has been made to the party from whom indemnification is sought, in which case such representation or warranty shall survive beyond the Termination Date until the Claim related thereto is finally resolved or is abandoned.

9.2 Indemnification.

(a) After the Closing Date, Seller hereby agrees to defend and, promptly upon the determination of the Damages arising from or relating to any Claim, to indemnify and hold harmless Buyer and each affiliate, subsidiary, director, officer and employee of Buyer (collectively, the “Buyer Group”), as the case may be, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys’ fees, disbursements and expenses (collectively, the “Damages”) asserted against, relating to, or imposed upon or incurred by any member of the Buyer Group by reason of, or resulting from, or which constitutes, (i) a breach of any representation or warranty contained in Article V of this Agreement, (ii) a breach of any covenant, agreement or other obligation of Seller contained in this Agreement, (iii) any liability or obligation of Seller (other than any Occurrence which takes place on or after the Closing Date) that is not an Assumed Liability or (iv) any Occurrence which takes place on or after the Closing Date with respect to products sold by Seller on or prior to the Closing Date.

(b) After the Closing Date, Buyer hereby agrees to defend and, promptly upon the determination of the Damages arising from or relating to any Claim, to indemnify and hold harmless Seller and each affiliate, subsidiary, director, officer and employee of Seller (collectively, the “Seller Group”), as the case may be, from and against all Damages, asserted against, relating to, or imposed upon or incurred by any member of the Seller Group by reason of, or resulting from, or which constitutes, (i) a breach of any representation or warranty contained in Article VI of this Agreement, (ii) a breach of any covenant, agreement or other obligation of Buyer contained in this Agreement; (iii) any Assumed Liability; or (iv) any liability or obligation (including any Occurrence) of Buyer arising out of the conduct of the Carbon Products Business, or arising out of the use of the Purchased Assets, after the Closing Date (except for any such liability or obligation of Seller arising out of the performance by Seller after the Closing Date pursuant to any of the Ancillary Agreements; provided that nothing in this Agreement shall limit or impair any rights to indemnification under any Ancillary Agreement).

(c) If a Claim for Damages is to be made by any member of the Seller Group or the Buyer Group (referred to below as an “Indemnified Party”), such Indemnified Party shall give written notice (a “Claim Notice”) to (i) Seller, in the case of indemnification pursuant to Section 9.2(a) and (ii) Buyer, in the case of indemnification pursuant to Section 9.2(b) (the recipient of such notice referred to below as the “Indemnifying Party”), in either case as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 9.2. If any lawsuit or other action is filed or instituted against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof (a “Third Party Notice”) shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) business days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent of actual damage caused by such failure. After receipt of a Third Party Notice, the Indemnifying Party shall have the right to (a) take control of the defense and investigation of such lawsuit or action, (b) employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s sole cost, risk and expense, and (c) compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party. The Indemnified

Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, and the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such Claim within thirty (30) calendar days after receipt of the Third Party Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim (all at the cost and expense of the Indemnifying Party) and the Indemnifying Party shall have the right to participate therein at its own cost. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the reasonable fees and expense of more than one separate firm of attorneys at any time for any and all Indemnified Parties (which firm shall be designated in writing by such Indemnified Party or Parties, subject to the approval of the Indemnifying Party which shall not be unreasonably withheld or delayed) in connection with any one such action or proceeding arising out of the same general allegations or circumstances and in no event shall any compromise or settlement be made without written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

9.3 Limitation on Buyer’s Rights to Indemnification.

(a) The maximum aggregate liability of Seller to indemnify the Buyer Group Indemnified Parties for all Damages under clause (i) of Section 9.2(a) shall be limited to: (i) Ten Million Dollars ($10,000,000.00) for Claims for which a Claim Notice is received by the Seller on or prior to the date which is six (6) months after the Closing Date (the “Indemnification Adjustment Date”), and (ii) Two Million Dollars ($2,000,000.00) less the amounts of Claims for which a Claim Notice has been filed prior to the Indemnification Adjustment Date for Claims for which a Claim Notice is received by Seller after the Indemnification Adjustment Date, but before the Termination Date (each the “Indemnification Cap”). To the extent that any Claim arises under both clause (i) of Section 9.2(a) and under another clause of Section 9.2(a), the limitations in the immediately preceding sentence shall not apply to such Claim.

(b) The Buyer Group Indemnified Parties shall be entitled to seek indemnification for Claims under clause (i) of Section 9.2(a) only when the aggregate of all such Damages of the Buyer Group Indemnified Parties on account thereof exceeds Five Hundred Thousand Dollars ($500,000.00) (the “Threshold Amount”), at which point Seller shall be liable to the Buyer Group Indemnified Parties for all of such Damages in excess of One Hundred Thousand Dollars ($100,000.00), without regard to the Threshold Amount.

(c) After the aggregate of the damages in all Claims made by Buyer Group Indemnified Parties exceeds the Threshold Amount, the Buyer Group Indemnified Parties shall be entitled to seek indemnification for Claims only when the Damages arising from an individual Claim or group of related Claims based on a common nucleus of operative facts exceeds Ten Thousand Dollars ($10,000.00).

9.4 Limitation on Seller’s Rights to Indemnification.

(a) The maximum aggregate liability of Buyer to indemnify Seller Group Indemnified Parties for all Damages under clause (i) of Section 9.2(b) shall be limited to the Indemnification Cap. To the extent that any Claim arises under both clause (i) of Section 9.2(b) and under another clause of Section 9.2(b), the limitations in the immediately preceding sentence shall not apply to such Claim.

(b) The Seller Group Indemnified Parties shall be entitled to seek indemnification for Claims under clause (i) of Section 9.2(b) only when the aggregate of all such Damages of the Seller Group Indemnified Parties on account thereof exceeds the Threshold Amount, at which point Buyer shall be liable to the Seller Group Indemnified Parties for all of such Damages in excess of One Hundred Thousand Dollars ($100,000.00), without regard to the Threshold Amount.

(c) After the aggregate amount of Damages in all Claims made by the Seller Group Indemnified Parties exceeds the Threshold Amount, the Seller Group indemnified Parties shall be entitled to seek indemnification for Claims only when the Damages arising from an individual Claim or group of related Claims based on a common nucleus of operative facts exceeds Ten Thousand Dollars ($10,000.00).

9.5 Other Limitations on Indemnification.

(a) In the event that any Indemnified Party makes a Claim which is finally determined to be without reasonable basis in law or fact, such Indemnified Party will bear and promptly reimburse the Indemnifying Party for all expenses and losses in investigating and defending against the Claim.

(b) The indemnification obligations of the Indemnifying Party hereunder shall be limited to the obligation to make the Indemnified Party whole on a dollar for dollar basis for assets lost or diminished, liabilities increased or expenses and costs actually incurred, and under no circumstances shall the Indemnifying Party be liable for claims by the Indemnified Parties that as a consequence of a breach in question any Indemnified Party has incurred, for its own account, consequential, enhanced, punitive, special or exemplary damages (it being understood that the Indemnifying Party shall be liable for consequential, enhanced, punitive, special or exemplary damages payable by any Indemnified Party to another party).

(c) The amount of any Indemnifying Party’s liability under the Agreement for any Damages shall be determined taking into account any applicable insurance proceeds or proceeds from applicable “pass-through” warranty coverage received or reasonably expected to be received by the Indemnified Party in respect of such Damages. All indemnification payments under this Article IX shall be deemed adjustments to the Purchase Price.

(d) Notwithstanding any provision hereof to the contrary, no Claim may be asserted for the breach of any representation or warranty contained in this Agreement after the Termination Date; provided, that this Section 9.5(d) shall not limit the ability of any Indemnified Party to recover for any Claim relating to the breach of any such representation or warranty asserted prior to the Termination Date and provided further that this Section 9.5(d) shall not be a limitation on the time when a Claim covered by both clause (i) of Section 9.2(a) and another clause of Section 9.2(a) or by both clause (i) of 9.2(b) or another clause of 9.2(b), as the case may be, may be asserted. In addition, any Claim made by any party following the Closing pursuant to this Agreement shall be made pursuant to this Article IX.

9.6 Exclusive Remedy. Except in the case of fraud, the indemnification rights of the parties under this Article IX are the exclusive rights and remedies of Buyer, Seller, the Buyer Group and the Seller Group, at law or in equity or otherwise following the Closing for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto (other than those set forth in Section 7.5 or in the Ancillary Agreements), including, without limitation, the right to seek specific performance, rescission or restitution, all of which rights or remedies shall be affected hereby.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all expenses in connection with such transactions will be paid by the party incurring said expenses.

10.2 Payment of Taxes Upon Transfer of Purchased Assets. Seller agrees to bear all sales, use, transfer, recording and other similar taxes and fees arising out of or in connection with the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts to avail itself of any available exemptions from any such taxes or fees, and will cooperate with the other in providing any information and documentation that may be necessary to obtain such exemptions.

10.3 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

10.4 Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered by hand or mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to Seller:

Reilly Industries, Inc.

300 N. Meridian Street, Suite 1500

Indianapolis, Indiana 46242-0912

Attention: President & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square, Suite 3100

Indianapolis, Indiana 46282-0200

Attention: Stephen J. Hackman

If to Buyer:

Koppers Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219-1800

Attention: President & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

Attention: Alan E. London

or to such other address as any party shall have designated by notice in writing to the other parties.

10.5 Amendment. This Agreement may only be modified, supplemented or amended by a written instrument executed by all of the parties to this Agreement.

10.6 Entire Agreement. This Agreement (together with the Exhibits and other agreements delivered at Closing) constitutes the entire agreement of the parties with respect to its subject matter, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to its subject matter, provided the Confidentiality Agreement between Buyer and Seller dated December 19, 2005 shall remain in effect.

10.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to any of the conflict of law rules thereof.

10.8 Headings. The headings contained in this Agreement are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

10.9 Assignments. This Agreement may not be assigned by either party to it without the prior written consent of the other party. The immediately preceding sentence will be deemed not to preclude the grant of a security interest by either party in all or a substantial part of its assets, including in its rights under this Agreement.

10.10 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties to it and their respective successors, permitted assigns and other transferees. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors, permitted assigns and other transferees any rights or remedies under or by reason of this Agreement. Seller and Buyer agree to cause their respective successors, permitted assigns and other transferees to agree in writing to perform all of their covenants and agreements contained in this Agreement; provided, however, that nothing contained herein shall relieve Seller or Buyer from their obligations under this Agreement.

10.11 Exhibits and Other Agreements. The Exhibits and Schedules, and other agreements specifically referred to in and delivered pursuant to this Agreement, are an integral part of it. Each Schedule shall be initialed by an appropriate officer of the delivering party or executed by an appropriate officer of each of the parties, as appropriate.

10.12 Consent to Jurisdiction. Seller and Buyer on behalf of themselves and their subsidiaries, successors and assigns, agree to and hereby do submit to jurisdiction before any state or federal court of record in Pittsburgh, Pennsylvania, or Indianapolis, Indiana, for any cause of action or dispute arising from this Agreement, and further agree to waive any right to raise the questions of jurisdiction and venue in any action that may be brought against them in any such jurisdiction.

10.13 Matters of Construction. Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer and Seller and no presumption or burden of proof shall arise favoring or disfavoring either Buyer or Seller because of the authorship of any of the provisions of this Agreement. Any reference to any United States federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (c) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (d) the term “party” means, on the one hand, Buyer, and on the other hand, Seller; (e) the word “including” means “including without limitation”; and (f) all references to “dollars” or “$” refer to currency of the United States of America. Each representation, warranty and covenant contained herein shall have independent significance. If Buyer or Seller breach in any respect any representation, warranty, covenant or other obligation contained herein or created hereby, the fact that there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which has not been breached shall not detract from or mitigate the consequences of such breach. Except as otherwise expressly stated herein, the rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have.

10.14 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Agreement is determined to be invalid or contrary to any existing or future Law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

ARTICLE XI

DEFINITIONS

11.1 Defined Terms. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Agreement” shall mean this Asset Purchase Agreement.

“Ancillary Agreement” or “Ancillary Agreements” shall mean the agreements listed in Article VIII.

“Appraisal Firm” shall have the meaning assigned to that term in Section 4.3(b).

“Assignment and Assumption Agreement” shall mean the document referenced in Section 3.2(a)(ii)

“Assumed Liabilities” shall have the meaning assigned to that term in Section 2.2.

“Bill of Sale” shall mean the document referenced in Section 3.2(a)(i).

“Buyer” shall mean Koppers Inc., a Pennsylvania corporation.

“Buyer Group” shall have the meaning assigned to that term in Section 9.2.

“Carbon Products” shall have the meaning assigned to that term in Section 7.5(b).

“Carbon Products Business” shall have the meaning assigned to that term in Section 1.5.

“Claims” shall have the meaning assigned to that term in Section 9.1.

“Claims Notice” shall have the meaning assigned to that term in Section 9.2(c).

“Closing” shall have the meaning assigned to that term in Section 3.1.

“Closing Date” shall have the meaning assigned to that term in Section 3.1.

“Consents” shall have the meaning assigned to that term in Section 5.16.

“Damages” shall have the meaning assigned to that term in Section 9.2.

“Excluded Assets” shall have the meaning assigned to that term in Section 1.3.

“Excluded Non-Consent Costs” shall have the meaning assigned to that term in Section 7.4.

“Final Statement” shall have the meaning set forth in Section 4.3(b).

“Geographic Territory” shall have the meaning assigned to that term in Section 7.5(a).

“Governmental Entities” has the following definition: any of the following: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, tribal, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnified Party” shall have the meaning assigned to that term in Section 9.2(c).

“Indemnifying Party” shall have the meaning assigned to that term in Section 9.2(c).

“Indemnification Adjustment Date” shall have the meaning assigned to that term in Section 9.3(a).

“Indemnification Cap” shall have the meaning assigned to that term in Section 9.3(a).

“Intellectual Property” shall have the meaning assigned to that term in Section 1.2(f).

“Inventory” shall have the meaning assigned to that term in Section 1.2(a).

“Law” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Longview Assets” shall have the meaning assigned to that term in Section 1.2(g).

“Longview Transfer Date” shall have the meaning assigned to that term in Section 1.6.

“Occurrence” shall mean any accident, happening or event caused, or allegedly caused, by any hazard, defect, alleged hazard, or alleged defect in manufacture, design, materials or workmanship (including any failure or alleged failure to warn) of a product (including any parts or components) of the Carbon Products Business which results, or is alleged to have resulted, in injury or death to any person or damage to or destruction of property (including the product itself or its parts or components) or other consequential damages.

“Purchase Price” shall have the meaning assigned to that term in Section 4.1.

“Purchased Assets” shall have the meaning assigned to that term in Section 1.2.

“Review Period” shall have the meaning assigned to that term in Section 4.3(b).

“Seller” shall mean Reilly Industries, Inc., an Indiana corporation.

“Seller Group” shall have the meaning assigned to that term in Section 9.2(b).

“Seller’s Knowledge” shall mean the actual knowledge of Anne M. Frye, Robert D. McNeeley, Stephen A. Biette, Daryl C. Quinn and John C. Craun.

“Termination Date” shall have the meaning assigned to that term in Section 9.1.

“Third Party Notice” shall have the meaning assigned to that term in Section 9.2(b).

“Threshold Amount” shall have the meaning assigned to that term in Section 9.3(b).

“Usable Inventory” shall mean inventories, including raw materials, work in process, finished goods, goods-in-transit from suppliers or manufacturers to Seller and raw material held pursuant to swap arrangements, paid for or payable by Seller, which are saleable, processable, or recyclable (recyclability with respect to drummed inventory to be determined by Buyer in Buyer’s reasonable opinion) in the ordinary course of business and which are used or intended for use, or held for sale, in connection with the Carbon Products Business

“Valuation Report” shall have the meaning assigned to that term in Section 4.3(a).

“Valuation Report Receipt Date” shall have the meaning assigned to that term in Section 4.3(a).

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties and the Secretary of each such party has caused its corporate seal to be affixed, all as of the date first above written.

REILLY INDUSTRIES, INC.

Attest:
By:
Name:
Title:

KOPPERS INC.
Attest:
By:
Name:
Title: